                                    EXHIBIT 10.11

                     KEY EMPLOYEES' AUTOMOBILE INCENTIVE PROGRAM


       The Key Employee's Automobile Incentive Program involves leased automobiles for officers and other key employees in the United States. Key subsidiary employees are not included in this program since they already have automobiles paid for by the Company.

       The plan is essentially an incentive for key officers and key employees to reach net income objectives for 1996 and 1997. Individuals involved in this program are required to lease automobiles in their name and provide appropriate insurance and maintenance. The lease expense, not the insurance nor the maintenance, will be paid for by the Company if the increase in net income for the year exceeds 35 percent. This is applicable to 1996 and 1997. If the increase in net income for either year does not exceed 35 percent, the employee will be responsible for lease payments as well as insurance and maintenance. The Company would pay up to the following limits on a monthly basis:

                      Chief Executive Officer             $1,000
                      Senior Officers                       $800
                      Officers                              $600
                      Key Employees                         $400

       If the Company is able to achieve a net income increase of 35 percent for both 1996 and 1997, the Company would also pay up to the following limits on the remaining payout of the leased vehicles:

                      Chief Executive Officer             $45,000
                      Senior Officers                     $35,000
                      Officers                            $25,000
                      Key Employees                       $15,000


                                          37